FOR IMMEDIATE RELEASE
January 18, 2006
Contacts:
Barry Hulin, President and CEO — 702.821.4110
Dick Holtzclaw, EVP and CFO — 702.821.4113
VALLEY BANCORP 2005 NET INCOME INCREASED 75%
HIGHLIGHTS
•	Year 2005 earnings of $5,608,000, up 75% from $3,211,000 in year 2004

•	Year 2005 earnings per diluted share of $1.90 up 24% from year 2004

•	ROE and ROA of 14.35% and 1.66% respectively in year 2005.

•	Total net loans increased $103 million, up 53% from year-end 2004.

•	Fourth quarter earnings of $1,659,000, up 63% from $1,019,000 in 4th quarter 2004.

•	Fourth quarter earnings per diluted share of $0.56 up 60% from $0.35 in 4th quarter 2004.

•	ROE and ROA of 15.92% and 1.71% respectively in 4th quarter 2005

•	Total net loans increased $17 million in 4th quarter 2005.
Las Vegas, Nevada — Valley Bancorp (NASDAQ: VLLY), the holding company for Valley Bank, today announced net income of $5,608,000 or $1.90 per diluted share for the year 2005, a 75% increase from net income of $3,211,000 for the year 2004. Valley also announced earnings for the three months ended December 31, 2005 of $1,659,000 or $0.56 per diluted share, a 63% increase over the $1,019,000 earned during the same period in 2004.
Return on average assets and return on average equity for the year 2005 were 1.66% and 14.35% as compared to 1.40% and 14.61% for the same period in 2004, respectively. For the three months ended December 31, 2005, return on average assets and return on average equity were 1.71% and 15.92%, respectively.
Valley’s total assets grew $117 million or 43%, to $391 million at December 31, 2005 as compared to $274 million at December 31, 2004. At December 31, 2005, Valley’s total net loans were $299 million, total deposits were $332 million, and stockholders’ equity was $42 million.
Barry L. Hulin, President and Chief Executive Officer, stated, “These results represent a solid performance by the company for 2005. We remain optimistic about the Southern Nevada economy for 2006 and look forward to continuing to capitalize on that strength.”

Financial Performance Indicators for the Twelve and Three Months Ended December 31, 2005 and 2004
(Dollars in thousands, except per share data)
(Unaudited)

	At December 31,		Change
	2005	2004	$ or #	%
Balance Sheet:
Loans net of Unearned Fees	$302,286	$198,270	$104,016	52.46%
Allowance for Loan Losses	$(3,022)	$(2,113)	$(909)	43.02%

Loans, net	$299,264	$196,157	$103,107	52.56%

Total Assets	$391,163	$273,705	$117,458	42.91%
Total Earning Assets	$375,682	$259,664	$116,018	44.68%
Total Investments	$76,418	$63,507	$12,911	20.33%
Total Deposits	$332,436	$236,211	$96,225	40.74%
Total Borrowed Funds	$15,425	$467	$14,958	3203.00%
Total Liabilities	$349,198	$237,451	$111,747	47.06%
Total Stockholders’ Equity	$41,965	$36,254	$5,711	15.75%

Common Shares Outstanding	2,827,681	2,790,748	36,933	1.32%
Book Value per Share	$14.84	$12.99	$1.85	14.24%

Allowance for Loan Losses to Total Loans	1.00%	1.07%		-0.07%
Total Stockholders’ Equity to Total Assets	10.73%	13.25%		-2.52%
Total Loans to Total Deposits & Borrowed Funds	86.03%	82.88%		3.15%

	Twelve Months Ended December 31,		Change
	2005	2004	$ or #	%
Income Statement:
Interest Income	$22,922	$13,458	$9,464	70.32%
Interest Expense	$6,609	$2,708	$3,901	144.05%

Net Interest Income	$16,313	$10,750	$5,563	51.75%
Provision for Loan Losses	$777	$632	$145	22.94%
Non-interest Income	$262	$295	$(33)	-11.19%
Non-interest Expense	$7,290	$5,543	$1,747	31.52%

Income before Income Taxes	$8,508	$4,870	$3,638	74.70%
Income Tax Expense	$2,900	$1,659	$1,241	74.80%

Net Income	$5,608	$3,211	$2,397	74.65%

Basic Earnings Per Share	$2.00	$1.59	$0.41	25.79%
Diluted Earnings Per Share	$1.90	$1.53	$0.37	24.18%

Weighted Average Shares — Basic	2,809,608	2,017,094	792,514	39.29%
Weighted Average Shares — Diluted	2,956,188	2,103,963	852,225	40.51%

Average Total Assets	$337,801	$229,582	$108,219	47.14%
Average Earning Assets	$323,531	$218,088	$105,443	48.35%
Average Stockholders’ Equity	$39,076	$21,984	$17,092	77.75%

Net Interest Margin	5.04%	4.93%		0.11%
Return on Assets	1.66%	1.40%		0.26%
Return on Equity	14.35%	14.61%		-0.25%
Non-interest Expense to Average Earning Assets	2.25%	2.54%		-0.29%
Efficiency Ratio	43.98%	50.16%		-6.18%

	Three Months Ended December 31,		Change
	2005	2004	$ or #	%
Income Statement:
Interest Income	$6,979	$3,922	$3,057	77.94%
Interest Expense	$2,246	$726	$1,520	209.37%

Net Interest Income	$4,733	$3,196	$1,537	48.09%
Provision for Loan Losses	$173	$126	$47	37.30%
Non-interest Income	$59	$71	$(12)	-16.90%
Non-interest Expense	$2,102	$1,597	$505	31.62%

Income before Income Taxes	$2,517	$1,544	$973	63.02%
Income Tax Expense	$858	$525	$333	63.43%

Net Income	$1,659	$1,019	$640	62.81%

Basic Earnings Per Share	$0.59	$0.37	$0.22	59.46%
Diluted Earnings Per Share	$0.56	$0.35	$0.21	60.00%

Weighted Average Shares — Basic	2,826,090	2,789,936	36,154	1.30%
Weighted Average Shares — Diluted	2,962,273	2,948,051	14,222	0.48%

Average Total Assets	$384,115	$256,402	$127,713	49.81%
Average Earning Assets	$367,999	$244,015	$123,984	50.81%
Average Stockholders’ Equity	$41,335	$35,859	$5,476	15.27%

Net Interest Margin (1)	5.10%	5.21%		-0.11%
Return on Assets (1)	1.71%	1.58%		0.13%
Return on Equity (1)	15.92%	11.30%		4.62%
Non-interest Expense to Average Earning Assets (1)	2.28%	2.62%		-0.33%
Efficiency Ratio	43.86%	48.88%		-5.02%
Full Time Equivalent Employees	62	46	16	34.78%

(1)	Annualized
Net Interest Income and Net Interest Margin
Net interest income for the year 2005 was $16.3 million. This represents an increase of $5.6 million or 52% as compared to $10.7 million for the year 2004. The increase was primarily a result of higher interest income from loans and other earning assets due to increased balances outstanding. Average earning assets increased by $106 million or 49% to $324 million for the year 2005 as compared to $218 million for the year 2004. The net interest margin for the year 2005 was 5.04% as compared to 4.93% for the same period in 2004. Rising interest rates and increasing loans and investment securities outstanding contributed to the improved net interest margin.
For the three months ended December 31, 2005, net interest income increased by $1.5 million or 48% to $4.7 million as compared to $3.2 million for the same period in 2004. Average earning assets for the three-month period in 2005 totaled $368 million as compared to $244 million for the same period in 2004, an increase of $124 million or 51%. The net interest margin for the three months ended December 31 2005 was 5.10% as compared to 5.21% for the same period in 2004.

Distribution of Assets, Liabilities and Stockholders’ Equity; Interest Rates and Interest Differential

	Twelve Months Ended December 31,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost	Balance (1)	Expense	Cost
Assets	(Dollars in thousands)
Earning assets:
Loans (2) (3) (4)	$254,423	$20,496	8.06%	$172,967	$12,563	7.26%
Federal funds sold (5)	21,704	716	3.30%	18,447	257	1.39%
Interest bearing deposits (5)	8,957	290	3.24%	11,576	244	2.11%
Investment securities (5)	37,905	1,405	3.71%	15,098	394	2.61%
Federal Home Loan Bank Stock (5)	542	15	2.77%	—	—	—

Total earning assets and interest income	323,531	22,922	7.08%	218,088	13,458	6.17%

Non-interest earning assets:
Cash and due from banks	8,434			7,386
Premises and equipment	6,500			4,382
Other assets	1,900			1,702
Allowance for credit losses	(2,564)			(1,976)

Total assets	$337,801			$229,582

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$80,855	$1,200	1.48%	$69,771	$628	0.90%
Savings deposits	12,027	142	1.18%	11,629	57	0.49%
Time deposits $100,000 or more	65,247	2,079	3.19%	32,502	728	2.24%
Other time deposits	83,757	2,826	3.37%	51,439	1,259	2.45%
Short-term borrowings	—	—	—	76	1	1.32%
Long-term borrowings	8,420	362	4.30%	487	35	7.19%

Total interest bearing liabilities	250,306	6,609	2.64%	165,904	2,708	1.63%

Noninterest-bearing liabilities:
Demand deposits	46,870			40,877
Other liabilities	1,549			817
Stockholders’ equity	39,076			21,984

Total liabilities and stockholders’ equity	$337,801			$229,582

Net Interest Spread (6)			4.44%			4.54%

Net interest income/margin (7)		$16,313	5.04%		$10,750	4.93%

(1)	Average balances are obtained from the best available daily data.

(2)	Loans are gross of allowance for credit losses but after unearned fees.

(3)	Non-accruing loans are included in the average balances.

(4)	Interest income includes loan fees of $125,000 and $398,000 for the twelve months ended December, 2005 and 2004, respectively.

(5)	All investments are taxable.

(6)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities

(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

	Three Months Ended December 31,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
Assets	(Dollars in thousands)
Earning assets:
Loans (3) (4) (5)	$298,101	$6,302	8.39%	$192,677	$3,616	7.47%
Federal funds sold (6)	23,990	242	4.00%	24,365	119	1.94%
Interest bearing deposits (6)	8,442	84	3.95%	9,101	51	2.23%
Investment securities (6)	36,662	342	3.70%	17,872	136	3.03%
Federal Home Loan Bank Stock (6)	804	9	4.44%	—	—	—

Total earning assets and interest income	367,999	6,979	7.52%	244,015	3,922	6.39%

Non-interest earning assets:
Cash and due from banks	9,488			8,572
Premises and equipment	7,191			4,350
Other assets	2,400			1,591
Allowance for credit losses	(2,963)			(2,126)

Total assets	$384,115			$256,402

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$88,219	$384	1.73%	$70,828	$171	0.96%
Savings deposits	12,388	61	1.95%	13,027	16	0.49%
Time deposits $100,000 or more	80,973	744	3.65%	34,054	192	2.24%
Other time deposits	94,144	893	3.76%	54,029	338	2.49%
Long-term borrowings	15,432	164	4.22%	473	9	7.57%

Total interest bearing liabilities	291,156	2,246	3.06%	172,411	726	1.68%

Noninterest-bearing liabilities:
Demand deposits	49,736			47,357
Other liabilities	1,888			775
Stockholders’ equity	41,335			35,859

Total liabilities and stockholders’ equity	$384,115			$256,402

Net Interest Spread (7)			4.46%			4.71%

Net interest income/margin (8)		$4,733	5.10%		$3,196	5.21%

(1)	Average balances are obtained from the best available daily data.

(2)	Annualized.

(3)	Loans are gross of allowance for credit losses but after unearned fees.

(4)	Non-accruing loans are included in the average balances.

(5)	Interest income includes loan fees of $19,000 and $79,000 for the three months ended December, 2005 and 2004, respectively.

(6)	All investments are taxable.

(7)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities

(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Provision for Loan Losses and Related Allowance for Loan Losses
The provision for loan losses was $777,000 for the year 2005 as compared to $632,000 for the same period in 2004. For the three months ended December 31, 2005, the provision for loan losses was $173,000 as compared to $126,000 for the same period in 2004. The increase in the provision was primarily to reflect the growth in the loan portfolio for the quarter and the year of 2005. The allowance for loan losses of $3.0 million at December 31, 2005 reflected management’s assessment of the current risk in the loan portfolio and represented 1% of total loans. Valley had two non-accrual loans totaling $129,000 and one loan of $36,000 that was past due 90 days or more as of December 31, 2005.
Non-interest Income and Non-interest Expense
Non-interest income was $262,000 for the year 2005 as compared to $295,000 for the same period in 2004. For the three months ended December 31, 2005, non-interest income was $59,000 as compared to $71,000 for the same period in 2004. The decrease in non-interest income for both the year and the quarter was due primarily to lower aggregate service charges on deposit accounts. Higher average balances on deposit accounts maintained by the customers continued to hold down service charge income.
Non-interest expense was $7.3 million for the year 2005, an increase of $1.7 million over the same period in 2004. For the three months ended December 31, 2005, non-interest expense was $2.1 million, an increase of $505,000 over the same period in 2004. The increase primarily resulted from a combination of the following: increased compensation and employee benefits cost due to increasing staff levels; higher professional fees associated with being a publicly traded company; higher data processing expenses due to increased number of accounts and transactions being processed; higher marketing and advertising costs; higher occupancy and related costs associated with the move to the new headquarters and the opening of the 4th branch during the 3rd quarter of 2005, as well as the forthcoming opening of the 5th branch anticipated in the 1st quarter of 2006.
Balance Sheet
Valley’s total assets were $391 million at December 31, 2005, an increase of $117 million or 43% from $274 million at December 31, 2004. The increase was due primarily to a $103 million net increase in the loan portfolio, and a $13 million increase in the overnight Federal Funds Sold. Total deposits increased by $96 million or 41% to $332 million at December 31, 2005, as compared to $236 million at December 31, 2004. Valley stockholders’ equity increased by $6 million or 16% to $42 million at December 31, 2005 from $36 million at December 31, 2004, due primarily to increased retained earnings.
About Valley Bancorp
Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump.

Website:	Valley Bancorp’s website	— www.valleybancorp.com
	Valley Bank’s website	— www.vbnv.com
This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2004. Actual results may differ.
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